SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


                  The  undersigned   investment   company  hereby  notifies  the
Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.   Name: AAL Variable Annuity Account II

B.   Address of Principal Business Office (No. & Street, City, State, Zip Code):

                         4321 North Ballard Road
                         Appleton, Wisconsin 54919-0001

C.   Telephone Number (including area code):

                         (920) 734-5721

D.   Name and address of agent for service of process:

                         Woodrow E. Eno, Esq.
                         Aid Association for Lutherans
                         4321 North Ballard Road
                         Appleton, Wisconsin  54919-0001

                         Copy to:

                         Diane E. Ambler, Esq.
                         Mayer, Brown & Platt
                         2000 Pennsylvania Avenue, N.W.
                         Washington, DC  20006

E.   Check Appropriate Box:

    Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                    Yes_X__                   No___




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     Pursuant to the  requirements  of the  Investment  Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Appleton, State of Wisconsin this 4th day of February, 1999.

(SEAL)                                  AAL Variable Annuity Account II
                                        ----------------------------------
                                        (Name of Registrant)



                                        By:  Aid Association for Lutherans
                                             ----------------------------------
                                             (Name of Depositor)

ATTEST:

/s/Woodrow E. Eno                            /s/John O. Gilbert
----------------------------------      By:  ----------------------------------
Woodrow E. Eno                               John O. Gilbert
Senior Vice President                        President and Chief
Secretary/General Counsel                    Executive Officer
(Title)                                      (Title)